UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-186564	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 W. 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 388-5500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

Reference is hereby made to Item 8.01 of this Current Report on Form 8-K regarding the waiver letter. Such disclosure is hereby incorporated by reference in its entirety into this Item 1.01.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Reference is hereby made to Item 8.01 of this Current Report on Form 8-K regarding the redemption, at the option of the holder, of the Series J Preferred Stock. Such disclosure is hereby incorporated by reference in its entirety into this Item 2.04.

Item 5.01.	Changes in Control of Registrant.

Reference is hereby made to Item 8.01 of this Current Report on Form 8-K regarding the change in control of the Company. Such disclosure is hereby incorporated by reference in its entirety into this Item 5.01.

Item 8.01.	Other Events.

Closing of Rights Offering

On March 30, 2015, Voltari Corporation (the “Company”) closed its previously announced offering of transferrable subscription rights (the “Rights Offering”) to purchase up to an aggregate of 4.3 million shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Rights Offering was launched on February 27, 2015, to stockholders of record on February 3, 2015, and expired at 5:00 p.m., New York City time, on March 20, 2015.

The Rights Offering was fully subscribed for an aggregate 4.3 million shares of Common Stock. The Rights Offering raised total net proceeds of approximately $4.6 million, after fees and expenses.

Approximately 0.2 million shares were purchased by subscribers at the basic subscription price of $0.97 per whole share, and approximately 4.1 million shares were purchased by subscribers at the premium subscription price of $1.36 per whole share.

A copy of a press release announcing the closing of the Rights Offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Change of Control of the Company

Prior to the consummation of the Rights Offering, Mr. Carl C. Icahn, through High River Limited Partnership and Koala Holdings LP (the “Icahn Parties”), controlled approximately 14.2% of the voting power of Common Stock. Following the closing and as a result of the Rights Offering, as of March 30, 2015, Mr. Carl C. Icahn, through the Icahn Parties, became the beneficial owner of approximately 52.3% of the Common Stock, resulting in a change of control of the Company.

Each of the Icahn Parties paid the premium subscription price of $1.36 for all shares of Common Stock that were purchased in the Rights Offering, for an aggregate subscription price of approximately $5.5 million. The source of funds used by the Icahn Parties to purchase the shares of Common Stock in the Rights Offering was the working capital of the Icahn Parties.

There are no arrangements or understandings with the Icahn Parties regarding the election of directors or other matters, including any arrangements known to the Company the operation of which may result in a change in control of the Company at a subsequent date.

Redemption of 13% Redeemable Series J Preferred Stock

As disclosed herein, the acquisition of Common Stock in the Rights Offering by the Icahn Parties resulted in a change of control of the Company, which constituted a redemption event (the “Rights Offering

Redemption Event”) pursuant to the terms and conditions of Exhibit A to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), establishing the Company’s 13% Redeemable Series J Preferred Stock, par value $0.001 per share (the “Series J Preferred Stock”). Upon the occurrence of a redemption event, and subject to certain conditions, each holder of shares of Series J Preferred Stock (each, a “Holder”) has the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Series J Preferred Stock (the “Holder Redemption Option”) in accordance with the terms, procedures, and conditions set forth in the Certificate of Designations.

In connection with the Rights Offering Redemption Event, and pursuant to Section 5(ii) of the Certificate of Designations, on March 30, 2015, the Company gave written notice to holders of its Series J Preferred Stock of their right to redeem the Series J Preferred Stock held by such holders. As of the date hereof, there were approximately 1.2 million shares of Series J Preferred Stock issued and outstanding.

The Company will redeem those shares of Series J Preferred Stock properly requested to be redeemed by the Holders thereof on April 13, 2015 (the “Holder Redemption Date”) for a redemption price payable in cash equal to $34.53 per share of Series J Preferred Stock (the “Redemption Price”), upon the terms and subject to the conditions set forth in the Certificate of Designations. The Icahn Parties have each agreed, pursuant to the terms of a waiver letter, to waive the Holder Redemption Option with respect to their shares of Series J Preferred Stock with respect to the Rights Offering Redemption Event. A copy of the waiver letter is attached hereto as Exhibit 10.1 and incorporated herein by reference. If all other Holders of shares of Series J Preferred Stock were to elect to require the Company to redeem their shares of Series J Preferred Stock, the Company would owe an aggregate Redemption Price of approximately $1.8 million, subject to State of Delaware law governing distributions to stockholders.

The Company has engaged American Stock Transfer & Trust Company, LLC to serve as redemption agent with respect to the redemption of the Series J Preferred Stock.

The foregoing description of the Certificate of Designations is qualified in its entirety by reference to the Certificate of Designations, a copy of which is attached as Exhibit 3.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on February 11, 2013, as amended from time to time, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Waiver Letter, dated as of March 30, 2015, from High River Limited Partnership and Koala Holdings LP.

99.1	Press Release dated March 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION

March 30, 2015	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky
Acting Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Waiver Letter, dated as of March 30, 2015, from High River Limited Partnership and Koala Holdings LP.

99.1	Press Release dated March 30, 2015.